EXHIBIT 23.4

DeGOLYER and MacNAUGHTON
4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas 75206

April 23, 2004

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

Gentlemen:

     In connection with the Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-114256) of Magnum Hunter Resources, Inc. (the Company) to be filed with the Securities and Exchange Commission on or about April 26, 2004, we hereby consent to the references to our firm in said Amendment No. 1 to Registration Statement found under the headings “The Company – Overview” and “Experts” in the prospectus. We further consent to the references to our firm and estimates of reserves and revenues that were taken from our “Appraisal Report as of December 31, 2003 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case,” “Appraisal Report as of December 31, 2002 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case,” and “Appraisal Report as of December 31, 2001 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case,” (our Reports) in the section “Oil and Gas Reserves” of the Company’s Annual Report on Form 10-K (the Annual Report) for the year ended December 31, 2003, which is incorporated by reference in the Amendment No. 1 to Registration Statement. However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates, as of December 31, 2003, December 31, 2002, and December 31, 2001, set forth in our Reports have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON